Exhibit 99.1

Inhibrx Announces Preliminary Data from the Phase 1 Trial of INBRX-109 for the Treatment of Ewing Sarcoma

SAN DIEGO, November 2, 2023 /PRNewswire/ -- Inhibrx, Inc. (Nasdaq: INBX), a clinical-stage biopharmaceutical company dedicated to the development of therapeutics for oncology and rare diseases, today announced preliminary efficacy and safety data from the Phase 1 trial of INBRX-109 in combination with Irinotecan and Temozolomide (IRI/TMZ) for the treatment of advanced or metastatic, unresectable Ewing sarcoma. Inhibrx presented this dataset as of the data cut of September 8th, 2023 at the Annual Connective Tissue Oncology Society (CTOS) Conference today.
Among the 13 patients evaluable, which included 7 classical Ewing sarcoma patients (EWS) and 6 round cell sarcoma patients (RCS), the observed disease control rate was 76.9%, or 10 out of 13 patients as measured by RECISTv1.1. There were 7 patients who achieved partial responses (53.8%), 5 of which were observed in classical EWS patients (71.4%) and 2 of which were observed in RCS patients (33.3%). Durable clinical benefit was observed in 4 patients (30.8%) who achieved disease control lasting greater than 6 months. As of September 8, 2023, the longest duration of stable disease was over 10 months and ongoing and 7 of the 13 patients remained in the study.
Overall, INBRX-109 in combination with IRI/TMZ was well tolerated. The most common adverse events were diarrhea, nausea and fatigue, all consistent with the known safety profile of IRI/TMZ. No grade 3 or higher liver-related events occurred.
“I am encouraged by these initial data in relapsed/refractory Ewing sarcoma patients. This is a patient population with a high unmet need and limited effective treatment options,” said Dr. Rashmi Chugh, MD, a Professor of Internal Medicine in the Division of Hematology/Oncology at University of Michigan Rogel Comprehensive Cancer Center. “I look forward to ongoing recruitment in this cohort of patients and seeing the results of the further expansion."
About Ewing Sarcoma
Ewing sarcoma, a round cell sarcoma, is a rare, aggressive tumor that occurs in children and adults. It is frequently metastatic at diagnosis with a poor prognosis and commonly relapses. Few effective treatments are available. IRI with TMZ is frequently used in the relapsed setting but response rates are low.
About INBRX-109
INBRX-109 is a precision-engineered, tetravalent death receptor 5 (DR5) agonist antibody designed to exploit the tumor-biased cell death induced by DR5 activation.

Exhibit 99.1
In January 2021, the FDA granted Fast Track designation to INBRX-109 for the treatment of patients with unresectable or metastatic conventional chondrosarcoma and orphan-drug designation to INBRX-109 for chondrosarcoma in the United States.
In June 2021, Inhibrx initiated a randomized, blinded, placebo-controlled, registration-enabling Phase 2 trial of INBRX-109 in conventional chondrosarcoma, which is currently ongoing. Additionally, in a Phase 1 trial, Inhibrx is currently investigating INBRX-109 in other indications in combination with certain chemotherapies, including Ewing sarcoma.
About Inhibrx, Inc.
Inhibrx is a clinical-stage biopharmaceutical company focused on developing a broad pipeline of novel biologic therapeutic candidates in oncology and orphan diseases. Inhibrx utilizes diverse methods of protein engineering to address the specific requirements of complex target and disease biology, including its proprietary protein engineering platforms. For more information, please visit www.inhibrx.com.
Forward-Looking Statements
Inhibrx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding: Inhibrx’s and its investigators’ judgments and beliefs regarding the strength of Inhibrx’s pipeline, any future potential or observed to date safety and efficacy of its therapeutic candidate, INBRX-109, and statements and beliefs regarding the clinical development of INBRX-109, the potential demand for INBRX-109 and any presumption that preliminary data will be representative of final data or data in later clinical trials. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Inhibrx's business, including, without limitation, risks and uncertainties regarding: the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; its interpretation of initial, interim or preliminary data from its clinical trials, including interpretations regarding disease control and disease response; the timing or likelihood of regulatory filings and approvals; the successful commercialization of its therapeutic candidates, if approved; the pricing, coverage and reimbursement of its therapeutic candidates, if approved; its ability to utilize its technology platform to generate and advance additional therapeutic candidates; the implementation of its business model and strategic plans for its business and therapeutic candidates; its ability to successfully manufacture therapeutic candidates for clinical trials and commercial use, if approved; its ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; the scope of protection it is able to establish and maintain for intellectual property rights covering its therapeutic candidates; its ability to enter into strategic partnerships and the potential benefits of these partnerships; its estimates regarding expenses, capital requirements and needs for additional financing and financial performance; and other risks described from time to time in Inhibrx's filings with the U.S. Securities and Exchange Commission (the SEC), including under the heading “Risk Factors” in Inhibrx's Annual Report on Form 10-K filed with the SEC on March 6, 2023 and subsequently filed reports. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Inhibrx undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after

Exhibit 99.1
the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains estimates and other statistical data made by independent parties and by Inhibrx. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

Investor and Media Contact:
Kelly Deck, CFO
ir@inhibrx.com
858-795-4260